Exhibit 99.1


    Atlantic Coast Federal Corporation's First Quarter Earnings Rise 42% to $1,107,000 or $0.08 Per Diluted Share; Company Sets Sights On Two New Locations
                             in Metro Jacksonville


   WAYCROSS, Ga.--(BUSINESS WIRE)--May 9, 2006--Atlantic Coast
Federal Corporation (NASDAQ/NM: ACFC), the holding company for Atlantic Coast Federal, today announced higher earnings for the first quarter ended March 31, 2006, compared with the same quarter last year. The Company's improved earnings reflected growth in total assets and net loans, driving higher net interest income versus the first quarter of 2005. A substantial year-over-year decline in non-performing loans and ongoing strong credit quality metrics, particularly in its smaller-balance consumer loan portfolio, also enabled the Company to reduce its provision for loan losses for the quarter. Because of this continued momentum in its business, net income for the first quarter of 2006 increased 42% to $1,107,000 or $0.08 per diluted share versus $782,000 or $0.06 per diluted share in the same period last year.
   Net interest income increased 6% to $5,279,000 in the first quarter compared with $4,965,000 in the same quarter last year due equally to improving yields and growth in assets and net loans. The Company's provision for loan losses declined 85% to $76,000 from $523,000 in the year-earlier period, with the prior-year amount reflecting primarily a $400,000 addition to specific reserves for a single commercial real estate loan. The Company's net interest income, after provision for loan losses, rose 17% in the first quarter to $5,203,000 from $4,442,000 in the comparable 2005 period.
   Non-interest income for the first quarter increased 27% to $1,638,000 versus $1,286,000 in the year-earlier period primarily because of higher deposit account service fees. Included in the current year's non-interest income was a loss of $177,000 on securities available for sale. For asset/liability management purposes, the Company determined that it will sell certain available-for-sale securities with an original cost of approximately $16,000,000 in the second quarter of 2006. The Company considers the difference between the market value and original cost of those securities at March 31, 2006, an other-than-temporary loss and, accordingly, charged this impairment of value to earnings for the current period. Non-interest expense for the quarter rose 16% to $5,234,000 from $4,507,000 in the same period last year. The increase was related primarily to additional compensation costs related to the Company's share-based compensation plans implemented in mid-2005 along with customary annual merit pay increases, higher occupancy costs related to the opening of the Company's Florida Regional Center in Jacksonville during 2005, and increased data processing and advertising expenses.
   Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "Favorable business conditions across our market region during the first quarter enabled us to build on the success we achieved in 2005, posting gains in loans and other assets compared with the year-earlier quarter, accompanied by an expanding deposit base that provides significant funding for our growth. These key balance sheet measures also carry good momentum from the fourth quarter of 2005, with total assets, our loan portfolio and our deposit base all showing quarter-to-quarter increases. These trends signal a sound start to 2006, and we are encouraged by the prospects for continued growth in the year ahead."
   Improving asset quality continues to play a key role in the Company's earnings performance. Non-performing loans to total loans stood at 0.51% at the end of the first quarter of 2006, up slightly from 0.45% at December 31, 2005, but down significantly from 1.11% for the first quarter of 2005. Net charge-offs on an annualized basis remained at a low 0.11% of average total loans in the first quarter of 2006 versus 0.17% in the fourth quarter of 2005 and 0.10% in the first quarter last year.
   Although the Company posted higher net interest income for the first quarter of 2006, reflecting a higher level of net interest-earning assets and an increased yield on those assets, the Company experienced further margin compression in the first quarter. Net interest margin declined to 3.04% from 3.21% in the first quarter of 2005, but the rate of decline slowed to 17 basis points year-over-year in the first quarter from a 28-basis-point decline in the fourth quarter of 2005. The Company attributes this recent moderation in its net interest margin to an increase in 2005 in prime-based home equity loans, variable-rate investment securities and other shorter-term variable interest-bearing investments, which provide yields that keep better pace with the increasing interest rates paid on deposits. Nevertheless, the yield curve remains relatively flat and competition for deposits is aggressive, both of which are expected to keep continued pressure on the Company's cost of funds over the near term.
   In March, the Company announced that its Board of Directors voted to increase the Company's regular quarterly cash dividend rate again, raising the rate on common stock to $0.09 per share. This new rate, the fourth consecutive quarterly increase since Atlantic Coast Federal Corporation commenced dividend payments in 2005, represents an increase of $0.01 from the preceding quarter and was paid on May 1, 2006, to all stockholders of record as of April 14, 2006.
   Concluding, Larison added, "While our present branch footprint continues to produce solid growth and good success for the Company and its stockholders, both financially and operationally, we believe additional opportunities exist for Atlantic Coast to expand its reach in northeast Florida. In the next year, these goals and aspirations will take tangible form with the planned opening of two new branches south of Jacksonville in demographically attractive and fast-growing St. Johns County, which will increase our presence in the metropolitan area to nine locations. Aside from this physical growth, we continue to assess the merits of other new locations in our markets as well as other opportunities to expand our banking system."
   The Company's total assets increased 14% to $770,519,000 at March 31, 2006, from $674,240,000 in the year-earlier quarter. Net loans receivable increased 9% to $599,295,000 at March 31, 2006, from $547,455,000 as of March 31, 2005. Deposits rose 15% to $530,113,000 at the end of the first quarter of 2006 from $461,442,000 at March 31, 2005. Total stockholders' equity declined 6% to $94,039,000 at March 31, 2006, from $99,519,000 in the year-earlier quarter, with the change primarily reflecting the impact of the Company's share repurchase activities during the last half of 2005.
   The Company's balance sheet also showed growth on a linked-quarter basis. Total assets for the first quarter increased 4% from $743,849,000 at December 31, 2005, while net loans receivable increased 3% from a year-end total of $580,441,000. Deposits rose 3% from $516,322,000 at December 31, 2005, and stockholders' equity increased 1% from $92,917,000 as of December 31, 2005.
   Returns on average total assets and stockholders' equity (annualized) for the first quarter of 2006 were 0.59% and 4.78%, respectively, versus 0.48% and 3.14%, for the comparable period last year.
   Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Federal, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.acfederal.net, under the Investor Information section.
   Atlantic Coast Federal, with approximately $771 million in assets as of March 31, 2006, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 13 offices, including a growing presence in the Jacksonville metropolitan area. Atlantic Coast Federal expects to open two additional branches in St. Johns County, Florida, in the next year.

   This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," expected, "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.




                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                                                  Three Months Ended
                                                       March 31,
                                                ---------------------
                                                  2006         2005
                                                ---------   ---------
Total interest income                           $  10,515   $   8,443
Total interest expense                              5,236       3,478
                                                ---------   ---------
Net interest income                                 5,279       4,965
Provision for loan losses                              76         523
                                                ---------   ---------
Net interest income after provision for loan
  losses                                            5,203       4,442
Non-interest income                                 1,638       1,286
Non-interest expense                                5,234       4,507
                                                ---------   ---------
Income before income taxes                          1,607       1,221
Income tax expense                                    500         439
                                                ---------   ---------
Net income                                      $   1,107   $     782
                                                =========   =========
Basic and diluted earnings per share            $    0.08   $    0.06
                                                =========   =========
Weighted average shares outstanding
  Basic                                            13,510      14,129
                                                =========   =========
  Diluted                                          13,580      14,129
                                                =========   =========

Dividends declared per share                    $    0.09   $    0.05
                                                =========   =========

                                                March 31,    Dec. 31,
                                                   2006        2005
                                                ---------   ---------
Total assets                                    $ 770,519   $ 743,849
Cash and cash equivalents                          47,585      37,959
Securities available for sale                      69,061      71,965
Loans receivable, net                             599,295     580,441
Total deposits                                    530,113     516,322
Federal Home Loan Bank advances                   129,000     129,000
Stockholders' equity                               94,039      92,917


Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2006 and 2005, may be found at the following link: http://www.irinfo.com/acfc/1Q06fss.pdf. Investors should refer to the Company's Form 10-Q for the first quarter ended March 31, 2006, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.



    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376